Exhibit 5.3

[FTI CONSULTING LETTERHEAD]

May 22, 2013

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500 West Tower

West Palm Beach, Florida 33401

Re:	Registration Statement on Form S-4 Filed by FTI Consulting, Inc.
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Chief Risk Officer of FTI Consulting, Inc., a Maryland corporation (the “Company”). I have acted as counsel to the Company and the guarantors listed on Annex A hereto (collectively, the “Covered Guarantors” and each, a “Covered Guarantor”) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 6.0 % Senior Notes due 2022 (the “Exchange Notes”) of the Company, and the related Subsidiary Guarantees (as defined below), for an equal principal amount of 6.0% Senior Notes due 2022 of the Company outstanding on the date hereof (the “Outstanding Notes”) and Subsidiary Guarantees of the Subsidiary Guarantors (as defined below) listed in the Registration Statement, pursuant to the Indenture referred to below. The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 27, 2012 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and among the Company, the Covered Guarantors, the other subsidiary guarantors party thereto (collectively with the Covered Guarantors, the “Subsidiary Guarantors”), and U.S. Bank National Association, as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee,” and collectively the “Subsidiary Guarantees”) on a joint and several basis by the Subsidiary Guarantors.

In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.	The Company is a corporation existing and in good standing under the laws of the State of Maryland.

2.	The Covered Guarantors are limited liability companies formed and in good standing under the laws of the State of Maryland.

FTI Consulting, Inc.

May 22, 2013

Page | 2

3.	The Indenture has been authorized by all necessary corporate or limited liability company action, as applicable, of, and executed and delivered by, each of the Company and the Covered Guarantors.

4.	The Exchange Notes have been authorized by all necessary corporate action of the Company.

5.	The Subsidiary Guarantee of the Exchange Notes by each Covered Guarantor has been authorized by all necessary limited liability company action of each Covered Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

The opinions expressed herein with respect to the existence and/or good standing of the Company and each of the Covered Guarantors are based solely on certificates of public officials as to factual matters and legal conclusions set forth therein.

For purposes of the opinions expressed herein, I have assumed that each party to the Indenture, other than the Company and each of the Covered Guarantors, has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of each such party.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, I have relied upon written statements and representations of officers and other representatives of the Company and the Covered Guarantors. The opinions expressed herein are limited to the laws of the State of Maryland as currently in effect, and I express no opinion as to the effect of or the laws of any other jurisdiction on the opinions expressed herein.

I hereby consent to the reliance upon the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to Eric B. Miller under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Eric B. Miller
Executive Vice President, General Counsel and Chief Risk Officer

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
Compass Lexecon LLC	Maryland
FTI, LLC	Maryland
FTI Consulting LLC	Maryland
FTI Consulting Technology LLC	Maryland
FTI General Partner LLC	Maryland
FTI Hosting LLC	Maryland
FTI International LLC	Maryland
FTI Investigations LLC	Maryland
Sports Analytics LLC	Maryland